SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): March 5, 2013

FONAR CORPORATION

______________________________________________________

(Exact name of registrant as specified in its charter)

Delaware	0-10248	11-2464137
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

110 Marcus Drive

Melville, New York 11747

(631) 694-2929

__________________________________________________

(Address, including zip code, and telephone number

of registrant's principal executive office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 5, 2013, Health Management Company of America (“HMCA”), a wholly-owned subsidiary of the registrant Fonar Corporation (“Fonar”) acquired through Health Diagnostics Management, LLC (“HDM”) a limited liability company in which HMCA holds a 50.5% interest, a business managing twelve (12) Stand-Up® MRI Centers and two (2) other scanning centers located in Florida and New York. The acquisition was accomplished through the consummation of a Purchase Agreement, pursuant to which HDM purchased all of the issued and outstanding limited liability company interests of Health Diagnostics Management of America, LLC (“HDMOA”) from Health Diagnostics LLC (“HD”) for a purchase price of $34.4 million. The buyer and seller are unrelated parties, but HMCA and HD did have previous business dealings of a cooperative and mutually beneficial nature related to their respective MRI scanning management businesses.

The 12 Stand-Up® MRI centers managed by HDM together with the 11 managed by HMCA now comprise the largest network of Stand-Up® MRI centers in the nation (23). By combining the resources of HMCA and HDM, the Company expects to enjoy the benefits of 1) economies of scale, 2) shared administrative and technical expertise and capabilities, and 3) joint marketing strategies.

In connection with the acquisition, HDM was in part capitalized by an infusion of capital by Fonar through HMCA, including $14 million in loans made to Fonar by Signature Bank. Fonar in turn lent the funds to HMCA, who in turn contributed the funds to HDM as a capital contribution. The balance of the equity of HDM was provided by outside investors who received 49.5% of the limited liability company interests in HDM. Of the loans made by Signature Bank to Fonar, $11 million was provided pursuant to a term loan amortized over 60 months, with a preceding six-month period of payments of interest only. Three million dollars ($3 million) was provided pursuant to a revolving loan facility.

Item 9.01. Financial Statements and Exhibits. To be provided in accordance with the requirements of Item 9.01.

Exhibits

10.1 Purchase Agreement

99.1 Press Release dated March 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FONAR CORPORATION

(Registrant)

By: /s/ Raymond Damadian

Raymond Damadian

President and Chairman

Dated: March 11, 2013